Lightwave Logic Chairman Tom Zelibor

Appointed New Chief Executive Officer

Jim Marcelli to Serve as President and Chief Operating Officer

NEWARK, Delaware, May 2, 2012 /PRNewswire/ -- Lightwave Logic, Inc. (OTC Bulletin Board: LWLG.OB), a technology company focused on the development of a Next Generation Non Linear Optical Polymer Materials Platform for applications in high speed fiber-optic data communications and optical computing, announced today that its Board of Directors appointed its current Non-Executive Chairman of the Board of Directors, Thomas E. Zelibor, Rear Admiral, USN (Ret), as its new Chief Executive Officer and Executive Chairman of the Board of Directors effective May 1, 2012.  Former Chief Executive Jim Marcelli will continue to serve as the company’s President and assume the new role of Chief Operating Officer.

Mr. Zelibor has served as our Non-Executive Chair of the Board of Directors since October 2011 and has been a director of our company since July 2008.  Mr. Zelibor has over twenty-five years of strategic planning and executive leadership experience. Previously, Mr. Zelibor served as the Chief Executive Officer and President of Zelibor & Associates, LLC, a management consulting firm, and as the Chief Executive Officer and President of Flatirons Solutions Corp., a professional services firm that provides consulting, systems integration, systems & software engineering, and program management expertise to corporate and government clients. Prior to that, Mr. Zelibor served as the Dean of the College of Operational and Strategic Leadership at the United States Naval War College where he was responsible for the adoption of a corporate approach to leadership development, in addition to a number of other positions, including Director of Global Operations, United States Strategic Command; Director, Space, Information Warfare, Command and Control on the Navy staff; Department of the Navy, Deputy Chief Information Officer (CIO), Navy; Commander, Carrier Group Three and Commander, Naval Space Command.

Independent board member, William Pickett, commented, “The Board is pleased to have Tom assume the role of Chief Executive Officer of our company.  As our company continues to grow and evolve, we believe that the appointment of Tom as CEO, along with Jim Marcelli continuing on as President and Chief Operating Officer, plays to their individual strengths. By expanding our company’s leadership, we are positioned to provide greater management focus on both external communications and operating intensity.”

Tom Zelibor stated, “I am excited to have the opportunity to directly and more proactively influence the direction of our company.  I am in the process of reviewing the status of our materials progress, shareholder and customer relationships, as well as personnel, infrastructure and future cash requirements.  Once this is complete, I will issue an update letter to the shareholders to discuss my findings and intended actions.  I look forward to helping Lightwave Logic move forward and achieve success.”

“Powered by Lightwave Logic”

Lightwave Logic, Inc. is a development stage company that is producing prototype electro-optic demonstration devices and is moving toward commercialization of its high-activity, high-stability organic polymers for applications in electro-optical device markets. Electro-optical devices convert data from electric signals into optical signals for use in high-speed fiber-optic telecommunications systems and optical computers. For more information, please visit the Company's website, www.lightwavelogic.com or at:  http://facebook.com/lightwavelogic.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, and various other factors beyond the Company's control.

For Further Information Contact:
Steven Cordovano Lightwave Logic 203-952-6373 steve@lightwavelogic.com